Exhibit 99.1

CONTACT: Jim Kosowski
304-234-2440

RELEASE DATE: February 16, 2005

FOR IMMEDIATE RELEASE

WHEELING-PITTSBURGH CORPORATION
ADOPTS SHAREHOLDER RIGHTS PLAN

     WHEELING, WV, February 16, 2005 — Wheeling-Pittsburgh Corporation (Nasdaq: WPSC) today announced that its Board of Directors has adopted a shareholder rights plan that is primarily designed to protect the Company’s net operating loss carryforwards (“NOLs”) for tax purposes. NOLs are past losses that a corporation can use to reduce its current or future taxable income. As of the beginning of 2004, the Company had NOLs of approximately $285 million available to offset current and future taxable income.

     The Company’s ability to use the NOLs would be eliminated if the Company experiences an “ownership change,” as defined under Section 382 of the Internal Revenue Code (the “Code”) during a two-year period ending Aug. 1, 2005. Furthermore, the NOLs could be substantially limited if the ownership change occurs during a rolling three-year period after Aug. 1, 2005. The rights plan will expire on the earlier of the third anniversary date of the plan, or the date, if any, on which the Company first discloses in any filing with the Securities and Exchange Commission that the Company’s net operating loss carryforwards no longer exceed $50 million.

     “After careful consideration, the Company’s Board of Directors has determined that it is in the best interests of the Company and all of its stockholders to adopt the rights plan at this time,” said James G. Bradley, Chairman, Chief Executive Officer and President of the Company. “While the rights plan has been designed to protect the NOLs to the extent possible, it cannot ensure the protection of the NOLs. In light of our profitability in 2004, the NOLs have become an increasingly valuable asset to the Company and its stockholders, and we hope that the rights plan will help safeguard the availability of this asset to the Company.”

     The rights plan is designed to deter any person or group from becoming a 4.99 percent or greater beneficial owner of the Company’s Common Stock. The rights plan also discourages, with certain exceptions, existing 4.99 percent or greater beneficial owners from acquiring any additional shares of Common Stock. In general, under Section 382 of the Code, a company experiences an “ownership change” if the 5 percent shareholders increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points.

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WPSC Adopts Shareholder Rights Plan

     The ownership interest is the percentage of stock owned over total stock outstanding. Bradley indicated that the Company is concerned that future acquisitions of Common Stock by an existing 5 percent stockholder or a new 5 percent stockholder could cause a technical “ownership change” and thereby limit or completely eliminate the availability of the NOLs to the Company. The terms of the rights plan permit the Board of Directors, in its discretion, to determine that a particular person’s beneficial ownership of 4.99% or more of the Company’s Common Stock will not jeopardize or endanger the Company’s NOLs, and to exempt such person’s ownership of shares from triggering the rights plan.

     As part of the adoption of the rights plan, the Company’s Board of Directors declared a dividend of one right for each share of Common Stock held of record as of the close of business on March 2, 2005, payable on March 2, 2005. The rights may cause substantial dilution to a person or group that attempts to acquire 4.99 percent or greater of the Company’s Common Stock on terms not approved by the Board of Directors. Acquisitions of the Company’s Common Stock that would otherwise trigger the rights under the terms of the plan are permitted where the entire Board of Directors has determined, prior to consummation, that the transaction is fair to and in the best interests of the Company’s stockholders. In addition, the Board of Directors may redeem the rights, in its discretion, at a redemption price of $.01 per right at any time until the close of business on the 10th day following: (i) the first date of any public announcement that a person has become an “acquiring person” under the terms of the rights plan, or (ii) any earlier date on which the Board of Directors becomes aware of the existence of an “acquiring person.”

     Additional information regarding the rights plan and the preferred share purchase rights will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission (the “SEC”). These filings will be available on the SEC’s web site at www.sec.gov and on the Company’s web site at www.wpsc.com under the “Investor Relations” tab. In addition, the Company will mail, as soon as practicable, a “Summary of the Rights” to its holders of record on March 2, 2005 which will describe the material terms of the rights plan.

     Wheeling-Pittsburgh Corporation, together with its primary subsidiary, Wheeling-Pittsburgh Steel Corporation is a metal products company with 3,100 employees. Its facilities are in Steubenville, Mingo Junction, Yorkville, and Martins Ferry, Ohio; Beech Bottom and Follansbee, West Virginia; and Allenport, Pennsylvania.

     Statements in this release that express a belief, expectation or intention, as well as those which are not historical fact, are forward looking. They involve a number of risks and uncertainties, which may cause actual results to differ materially from such forward-looking statements. For more information about these risks and uncertainties, please refer to Wheeling-Pittsburgh Corporation’s annual report on Form 10-K for the period ended December 31, 2003, and other filings with the Securities and Exchange Commission.

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